Exhibit 99.1
FOR IMMEDIATE RELEASE
FOR MORE INFORMATION, CONTACT:
Jeanne Howard, Director of Regional Marketing
Commerce Bank, 314-746-3672, or Jeanne.Howard@CommerceBank.com
Commerce Bancshares, Inc. Completes Merger
with West Pointe Bancorp, Inc.
(St. Louis, MO, September 1, 2006) — Commerce Bancshares, Inc. and West Pointe Bancorp, Inc. jointly announced the completion of the acquisition of West Pointe through a merger of the two entities. The transaction, valued at $80.9 million in stock and cash, became effective today. Commerce’s acquisition of West Pointe adds approximately $460 million in assets, $259 million in gross loans and $392 million in total deposits. The transaction also adds five full-service branches to Commerce Bank’s growing network, for a total of seven branches in Southwestern Illinois and a total of 55 branches in the St. Louis Metropolitan area.
Commerce Bancshares, Inc. is a $14 billion bank holding company with approximately 340 locations in Missouri, Illinois, and Kansas and is the largest independent bank headquartered in the Lower Midwest. The West Pointe acquisition will increase the size of Commerce Bank in St. Louis to approximately $4 billion in deposits.
Seth Leadbeater, chairman of Commerce Bank, St. Louis Region, commented, “We are excited to announce that our acquisition of West Pointe, located in the Southwestern Illinois region of St. Louis, has been completed. Soon customers of West Pointe will benefit by having expanded branch and ATM locations as well as access to a full range of products and services, including Small Business, Trust, Brokerage, Commercial, and Mortgage.”
Beginning today, West Pointe customers will have the added convenience of making withdrawals from Commerce Bank ATMs without incurring a service charge. Additional conversion steps are ongoing, including conversion of West Pointe’s business systems to Commerce Bank’s platform in mid-November. Until then, it will be business and banking as usual for both West Pointe and Commerce Bank customers.
-more-

2 — Commerce Bancshares, Inc. Announces Merger with West Pointe Bancorp is complete
Commerce Bank announced its merger plans with West Pointe Bancorp in April, 2006.
About Commerce Bank
Commerce Bank is the principal subsidiary of Commerce Bancshares, Inc. (NASDAQ: CBSH), a $14.3 billion regional bank holding company. For more than 140 years, Commerce has been meeting the financial services needs of individuals and businesses. Commerce provides a diversified line of financial services, including business and personal banking, wealth management and estate planning and investments through its affiliated companies. Commerce currently operates in approximately 340 locations in Missouri, Illinois and Kansas. Commerce also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital and real estate activities.
For additional information, please visit www.commercebank.com or email mymoney@commercebank.com.
###